Frontier Oil Corporation
Ratio of Earnings to Fixed Charges
(Dollar in thousands)

                                                1999       1998       1997
                                              --------   --------   --------
Income (loss) from continuing operations      $(15,196)  $ 18,968   $  7,812
Add:
  Interest                                      11,481      8,320     15,895
  Less: Interest capitalized                         0        101          0
                                              --------   --------   --------
Earnings as defined                             (3,715)    27,187     23,707

Interest expense (net)                           9,947      6,732     13,891
Interest income                                  1,534      1,487      2,004
Interest capitalized                                 0        101          0
                                              --------   --------   --------
  Fixed charges as defined                    $ 11,481   $  8,320   $ 15,895

Ratio of earnings to fixed charges                 N/A        3.3        1.5

Amount of deficiency                          $ 15,196        N/A        N/A